Exhibit 99.1

(BW)(FL-PERRY-ELLIS-INTL)(PERY) Perry Ellis International, Inc. Reports 1st Quarter Fiscal 2007 Results

Business Editors/Retail Writers

MIAMI—(BUSINESS WIRE)—May 22, 2006—Perry Ellis International, Inc. (NASDAQ:PERY):

•	Reports first quarter proforma earnings of $0.78 per fully diluted share, in line with management’s plan

•	Confirms Fiscal 2007 revenue view of $860-$870 million, proforma earnings view in the range of $2.30-$2.40 per fully diluted share

•	First quarter reported results of $0.59 per fully diluted share include $0.19 reduction per fully diluted share for debt extinguishment costs due to bond redemption and $0.02 per share for the adoption of Statement of Financial Accounting Standards (“SFAS”) 123R

Perry Ellis International, Inc. (NASDAQ:PERY) today reported results for the first quarter ended April 30, 2006 (“first quarter of fiscal 2007”), which included total revenues of $214.0 million, a 5% decrease compared to $225.6 million reported during the comparable period last year. The decline in total revenues during the quarter was anticipated as part of management’s fiscal 2007 plan and was primarily a result of previously announced reductions of private label and branded programs at a national mid tier chain as well as the impact of Federated Department Store door closures due to the May Company merger integration.

First quarter of fiscal 2007 earnings were $0.59 per fully diluted share compared to $0.89 per fully diluted share last year. Proforma earnings were $0.78 per fully diluted share compared to $0.89 per fully diluted share last year. Proforma results exclude the impact of $3.0 million in debt extinguishment costs ($1.9 million net of taxes) incurred as a result of the March 2006 repayment of the company’s $57 million senior secured notes. The company believes that proforma results provide a more meaningful comparison of financial performance. A table showing the reconciliation of actual to proforma results is attached. Additionally, both proforma and reported earnings per share results for the first quarter of fiscal 2007 include expenses of $0.02 per share related to the adoption of SFAS 123R, requiring the expensing of stock options, which are not reflected in prior year results.

George Feldenkreis, Chairman and Chief Executive Officer commented: “We performed on plan for the first quarter of fiscal 2007 despite the impact of retailer consolidation. In response to today’s challenges, we effectively improved our gross margins and reduced our operating expenses compared to last year. In addition, we continue to effectively manage our working capital, by significantly reducing our inventory levels and improving inventory turns. As a result of this, we were able to repay our $57 million senior secured notes during the quarter, which will lower our cost of capital by $1.5 million on an annual basis and we reduced overall debt levels by over $56 million versus a year ago.”

Mr. Feldenkreis continued: “We continue to take advantage of opportunities to strategically expand our brand and product category portfolio. Our recent addition of the Dockers license for men’s outerwear increases our importance to our customers and provides us a significant platform for new growth opportunities. In the action sports/swimwear category, our upcoming growth plans for Gotcha, MCD and Girl Star, as well as today’s announcement of the addition of the JAG(R) brand men’s and women’s swimwear adds to our portfolio of brands. We had a good swim year and the JAG addition provides an exciting new growth opportunity with significant cost leverage from our existing operations. We remain committed to maximizing opportunities across all distribution channels.”

Oscar Feldenkreis, President and Chief Operating Officer stated: “We continue to perform well across multiple distribution channels. Perry Ellis Collection continued its trend as one of the best performing collections in department stores, with strong comparable store sales increases and improved margins. Savane bottoms are performing well in an expanded number of department store doors, demonstrating the potential for additional expansion. In the mid tier channel, Axist and Natural Issue showed excellent sales gains. Internationally, we showed strong growth in the quarter with the successful launch of Original Penguin throughout Europe. Our Perry Ellis direct retail stores showed double digit comparable store growth during the quarter and recent Original Penguin store openings in South Beach and Newport Beach continue to confirm the expansion potential of this concept.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R) and MCD(R). The company also licenses trademarks from third parties including Dockers(R) for outerwear, Nike(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “intend,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. Perry Ellis has based such forward-looking statements on its current expectations, assumptions, estimates and projections. While it believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond Perry Ellis’ control. These factors include: general economic conditions, a significant decrease in business from or loss of any major customers or programs, anticipated and unanticipated trends and conditions in the apparel industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of planned advertising, marketing and promotional campaigns, Perry Ellis’ ability to contain costs, disruptions in the supply chain, future capital needs and the ability to obtain financing, the ability to integrate acquired business, trademarks, tradenames and licenses, Perry Ellis’ ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, Perry Ellis’ ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, its ability to compete, the termination or non-renewal of any material license agreements to which Perry Ellis is a party, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. Perry Ellis undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended April 30,
	2006	2005
Revenues
Net sales	$208,254	$220,394
Royalty income	5,744	5,206

Total revenues	213,998	225,600
Cost of sales	143,549	152,673

Gross profit	70,449	72,927
Operating expenses
Selling, general and administrative expenses	49,821	51,088
Depreciation and amortization	2,685	2,240

Total operating expenses	52,506	53,328

Operating income	17,943	19,599
Costs on early extinguishment of debt	2,963	—
Interest expense	5,895	5,370

Income before minority interest and income taxes	9,085	14,229
Minority interest	(1)	243
Income tax provision	3,172	5,095

Net income	$5,914	$8,891

Net income per share
Basic	$0.62	$0.94

Diluted	$0.59	$0.89

Weighted average number of shares outstanding
Basic	9,607	9,465
Diluted	10,097	10,000

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	April 30, 2006	January 31, 2006
Assets
Current assets:
Cash and cash equivalents	$5,056	$9,412
Accounts receivable, net	168,802	152,529
Inventories, net	122,863	126,413
Other current assets	16,492	16,239

Total current assets	313,213	304,593

Property and equipment, net	66,183	66,592
Intangible assets, net	183,096	183,090
Other assets	15,045	15,739

Total assets	$577,537	$570,014

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$42,948	$51,763
Accrued expenses and other liabilities	18,820	16,441
Accrued interest	1,778	6,743
Unearned revenues	1,739	1,096

Total current liabilities	65,285	76,043

Long term liabilities:
Senior subordinated notes payable	148,955	148,914
Senior secured notes payable	—	56,923
Senior credit facility	108,841	40,391
Real estate mortgage	12,303	12,336
Deferred pension obligation	13,721	13,721
Lease payable long term	399	452

Total long term liabilities	284,219	272,737

Total liabilities	349,504	348,780

Minority interest	1,853	1,854

Stockholders’ equity

Preferred stock	—	—
Common stock	96	96
Additional paid in capital	90,457	90,084
Retained earnings	134,893	128,979
Accumulated other comprehensive income	734	221

Total stockholders’ equity	226,180	219,380

Total liabilities and stockholders’ equity	$577,537	$570,014

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA (1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended April 30,
	2006	2005
Net income as reported	$5,914	$8,891
Plus:
Depreciation and amortization	2,685	2,240
Interest expense	5,895	5,370
Costs on early extinguishment of debt	2,963	—
Minority interest	(1)	243
Income tax provision	3,172	5,095

EBITDA	$20,628	$21,839

(1)	EBITDA consists of earnings before interest, costs on early extinguishment of debt, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under generally accepted accounting principles, and does not represent cash flow from operations. Accordingly, you should not regard this figure as an alternative to cash flows as a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED

EARNINGS PER SHARE (2)

(UNAUDITED)

	Three Months Ended April 30,
	2006	2005
Diluted earnings per share	$0.59	$0.89
Plus:
Effect of debt extinguishment costs, net of tax effect	$0.19	$—

Proforma diluted earnings per share	$0.78	$0.89

(2)	Proforma diluted earnings per share consists of diluted earnings per share excluding the effect of approximately $3.0 million ($1.9 million, net of taxes) for debt extinguishment costs related to the call of our $57 million senior secured notes. Proforma diluted earnings per share is not a measurement of financial performance under generally accepted accounting principles. Accordingly, you should not regard this figure as an alternative to actual diluted earnings per share. Proforma diluted earnings per share is presented solely as a supplemental disclosure.

Additionally, proforma diluted earnings per share and diluted earnings per share for the three months ended April 30, 2006 include expenses of $0.02 per share related to the adoption of SFAS 123R, which requires the expensing of stock options. Such expense was not recognized in prior year.

—30—GAA/mi*

CONTACT:	Perry Ellis International, Inc., Miami
Rosemary Trudeau, 305-873-1294
Rosemary.trudeau@pery.com